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                                                                                                             Exhibit 99(d)

                                      Mississippi Power and Light Company
                           Computation of Ratios of Earnings to Fixed Charges and
                     Ratios of Earnings to Combined Fixed Charges and Preferred Dividends

                                                                                Twelve Months Ended
                                                                                    December 31,                      September 30,
                                                              1989         1990        1991        1992        1993        1994
                                                                    (In Thousands, Except for Ratios)
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Fixed charges, as defined:
  Interest on long-term debt                                  $60,995     $59,675     $59,440     $56,646     $48,029    $43,311
  Interest on long-term debt - other                            4,325       4,300       4,188       4,063       4,070      3,697
  Interest on notes payable                                     1,031       1,512         953          36           7      1,242
  Other interest charges                                        1,591       1,494       1,444       1,636       1,795      2,992
  Amortization of expense and premium on debt-net(cr)           1,548       1,737       1,617       1,685       1,458      1,775
  Interest applicable to rentals                                  533         596         574         521       1,264      1,496
                                                              ------------------------------------------------------------------

Total fixed charges, as defined                                70,023      69,314      68,216      64,587      56,623     54,513

Preferred dividends, as defined (a)                             2,584      17,584      14,962      12,823      12,990     11,982
                                                              ------------------------------------------------------------------

Combined fixed charges and preferred dividends, as defined    $72,607     $86,898     $83,178     $77,410     $69,613    $66,495
                                                              ==================================================================

Earnings as defined:

  Net Income                                                  $12,419     $60,830     $63,088     $65,036    $101,743    $45,458
  Add:
    Provision for income taxes:
      Federal and State                                           370       4,027      (1,001)      4,463      54,418     47,021
    Deferred Federal and State - net                           (8,636)     35,721      32,491      20,430         539    (24,565)
    Investment tax credit adjustment - net                     (1,523)     (1,835)     (1,634)     (1,746)      1,036      1,014
    Fixed charges as above                                     70,023      69,314      68,216      64,587      56,623     54,513
                                                              ------------------------------------------------------------------

Total earnings, as defined                                    $72,653    $168,057    $161,160    $152,770    $214,359   $123,441
                                                              ==================================================================

Ratio of earnings to fixed charges, as defined                   1.04        2.42        2.36        2.37        3.79       2.26
                                                              ==================================================================

Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                                 1.00        1.93        1.94        1.97        3.08       1.86
                                                              ==================================================================


- ------------------------
(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.

(b) Earnings for the twelve months ended December 31, 1989 include the impact of the write-off of $60 million of deferred Grand Gulf 1 - related costs pursuant to an agreement between MP&L and the MPSC.

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